Exhibit 4(a)





November 13, 1997

Securities and Exchange Commission
450 5th Street NW
Washington, DC  20549

Ladies/Gentlemen:

The company agrees to furnish the Commission upon request copies of the following long-term debt instruments:

1. Credit Agreement, as amended, between Equitable of Iowa Companies and Morgan Guaranty Trust Company of New York, as Agent, and the Bank of New York, as Administrative Agent, and participating banks, dated May 10, 1996, re: line of credit in amount of $300,000,000.



Very truly yours,

/s/  Paul E. Larson

Paul E. Larson
Executive Vice President and CFO
Equitable of Iowa Companies